Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees:

We consent to the incorporation by reference in the Registration Statement (File Number 333-126183) filed on Form S-8 of Worthington Industries, Inc. and the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees (the “Plan”) of our report dated June 8, 2007 with respect to the Plan’s financial statements and supplemental schedule as of and for the years ended December 31, 2006 and 2005, which report appears in the annual report on Form 11-K for the Plan’s year ended December 31, 2006.

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, LTD.
Certified Public Accountants

June 20, 2007
Cleveland, Ohio